NEWS RELEASE
Contact: Troy D. Cook Executive Vice President & Chief Financial Officer 913-327-3109

NPC INTERNATIONAL, INC. ANNOUNCES CLOSING OF ACQUISITION OF 55 UNITS AND SALE OF 42 UNITS TO PIZZA HUT, INC.

OVERLAND PARK, KANSAS, (JANUARY 20, 2009) - NPC International, Inc. announced today that it has closed the transactions contemplated by the previously announced Asset Purchase and Sale Agreement (PSA) with Pizza Hut, Inc. and Pizza Hut of America, Inc. (collectively, PHI) pursuant to which PHI purchased from NPC 42 Pizza Hut units for $19.0 million in cash and NPC purchased from PHI 55 Pizza Hut units for $18.5 million in cash.

The units sold by PHI include 10 fee-owned locations, which NPC will lease from PHI. The units sold by NPC include one fee-owned location that will be leased to PHI.

The units sold pursuant to the PSA are expected to result in a material non-cash loss for NPC due to the anticipated write-down of intangible assets including franchise rights and goodwill relating to the sold stores. NPC currently estimates that the amount of the pre-tax charge will range from $15 million to $19 million. The final charge will be determined following the completion of certain asset valuations, and the amount is subject to change based upon completion of the process. The final charge will be determined and recorded in the fourth quarter of fiscal 2008. All changes to our initial estimates will be determined following the completion of certain asset valuations during the first quarter of fiscal 2009, and the amount is subject to change based upon completion of this process.

The acquisition by NPC will be funded entirely with proceeds received from the sale of Pizza Hut units to PHI.

NPC International, Inc. is the world’s largest Pizza Hut franchisee and operates 1,111 Pizza Hut restaurants, 18% of the entire domestic Pizza Hut system, and delivery/carryout units in 28 states.

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7300 W 129th St,

Overland Park, KS 66213